Exhibit 99.1

Contact:    Gary Levine
Chief Financial Officer
CSP Inc.
Tel: 978.663.7598 ext. 1200
Fax: 978.663.3992

CSP Inc. Reports Fourth-Quarter Fiscal 2014 Financial Results

LOWELL, MA, December 23, 2015 - CSP Inc. (NASDAQ: CSPI), a provider of IT solutions and high-performance Ethernet products for diverse applications, today reported financial results for the fourth quarter and full year fiscal 2015 ended September 30, 2015.
The Company also announced that its board of directors has voted to pay its quarterly dividend of $0.11 per share to shareholders of record December 31 2015 payable January 11, 2016.

Management Comments
“We implemented significant and positive changes during fiscal 2015 in the products and services we provide our customers,” said President and Chief Executive Officer Victor Dellovo. “In addition, to ensure our ability to capitalize on the growth potential in front of us, we upgraded a high percentage of our personnel, across the globe, in sales, engineering and management. The year was also a financial success across all of our divisions with the exception of the UK. However, we are confident this geography is heading in the right direction under new management and a sound strategy.”

“For the fourth quarter, we reported strong financial results with revenues increasing 48% year over year and net income growing to $0.19 per diluted share from a net loss per share of $0.02 a year ago,” said Dellovo. “Our High Performance Products (HPP) division received the expected quarterly royalty revenue for two E-2D planes, and we anticipate receiving royalties from five planes in fiscal 2016. The legacy Myricom™ product line continues to perform ahead of our initial expectations, and the next-generation products have the potential to expand our commercial market reach while becoming the primary growth driver for HPP. Market traction for our recently launched 10G network adapter for packet capture applications has been very positive. Meanwhile, our financial services product line is performing well for our customers and is in use for production trading at multiple sites. Other customers continue to wait for the next refresh cycle and the completed testing of our next-generation product. Therefore, it will take longer to generate meaningful revenue in this market.”

“At our Technology Solutions (TS) division, we are encouraged by the growth of our managed services pipelines in both Germany and the United States,” continued Dellovo. “Growing managed services sales is an important part of our growth strategy and we expect it to result in an increasingly larger recurring revenue stream with higher margins than our traditional sales in this business.”

“Looking ahead to fiscal 2016, we plan to execute on our strategy as we capitalize on the positive changes we made in 2016 to establish a foundation for long-term growth and profitability,” concluded Dellovo.

Financial Results
For the fourth quarter of fiscal 2015, revenue was $27.7 million compared with $19.7 million in the fourth quarter a year ago. Foreign exchange had a negative effect on revenue of $1.3 million for the quarter. For

Exhibit 99.1

full year fiscal 2015, revenue was $89.3 million compared with $84.6 million for full year fiscal 2014. Foreign exchange had a negative effect on revenue of $4.5 million for the full year.

Gross margin for the fourth quarter of fiscal 2015 was 21.4% compared with 25.8% for the prior-year period. For the full year, gross margin was 21.4% compared with 24.6% for the prior year. The decrease for both periods was primarily the result of the loss in the UK and a change in revenue recognition policy for HPP.

Net income for the fourth quarter of fiscal 2015 was $653,000, or $0.19 per diluted share, compared with a net loss of $78,000, or $0.02 per share, in the fourth quarter of fiscal 2014. For the full year fiscal 2015, net loss was $210 thousand, or $0.06 per share, compared with net income of $1.3 million, or $0.37 per diluted share, for fiscal year 2014.
Cash and short-term investments decreased to $11.2 million at year end fiscal 2015 from $16.4 million at year end fiscal 2014. The decrease was primarily due to a $8.2 million increase in accounts receivable as a result of a high level of sales received late in the quarter at our US Technology Solutions division as well as a strong Q4 in Germany compared with a year ago combined with dividends paid of $1.6 million and partially offset by an increase in accounts payables of $4.5 million.

Conference Call Details
CSPi Chief Executive Officer Victor Dellovo and Chief Financial Officer Gary W. Levine will host a conference call at 10:00 a.m. (ET) today to review CSPi’s financial results and provide a business update. To listen to a live webcast of the call, please visit the “Investor Relations” section of the company’s website at www.cspi.com. Individuals may also listen to the call via telephone, by dialing 877-876-9177 or 785-424-1666. For interested parties unable to participate in the live call, an archived version of the webcast will be available for approximately one year on CSPi’s website.

About CSP Inc.
CSPi (NASDAQ: CSPI) maintains two distinct and dynamic divisions - High Performance Products and Technology Solutions - with a shared vision for technology excellence. CSPi’s High Performance Products division offers extreme-performance Ethernet products for diverse applications, including cybersecurity, financial trading, content creation/distribution, storage networking applications, as well computer signal processing systems. CSPi’s Technology Solutions division provides innovative technology solutions for network solutions, wireless & mobility, unified communications & collaboration, data center solutions, advanced security, along with professional and managed services across those technology focus areas. CSPi Technology Solutions works with the world’s leading IT software and infrastructure companies to create solutions for the unique IT requirements of its customers. For more information, please visit www.cspi.com.

Safe Harbor
The Company wishes to take advantage of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking under the Act. Such forward-looking statements may include, but are not limited to, those related to receiving royalties from five planes in fiscal 2016 and capitalize on the positive changes we made in 2016 to establish a foundation for long-term growth and profitability . The Company cautions that numerous factors could cause actual results to differ materially from forward-looking statements made by the Company. Such risks include general economic conditions, market factors, competitive factors and pricing

Exhibit 99.1

pressures, and others described in the Company's filings with the SEC. Please refer to the section on forward-looking statements included in the Company's filings with the Securities and Exchange Commission

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	September 30, 2015	September 30, 2014
Assets
Current assets:
Cash and short-term investments	$11,181	$16,448
Accounts receivable, net	19,888	12,532
Inventories	5,749	6,446
Refundable income taxes	43	418
Other current assets	3,221	3,602
Total current assets	40,082	39,446
Property, equipment and improvements, net	1,564	1,472
Other assets	5,350	5,389
Total assets	$46,996	$46,307

Liabilities and Shareholders’ Equity
Current liabilities	17,382	14,511
Pension and retirement plans	10,009	10,440
Non-current liabilities	15	69
Shareholders’ equity	19,590	21,287
Total liabilities and shareholders’ equity	$46,996	$46,307

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	For the three months ended,		For the Year ended,
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Sales:
Product	$20,903	$14,132	$66,447	$58,877
Service	6,809	5,616	22,859	25,742
Total sales	27,712	19,748	89,306	84,619

Cost of Sales:
Product	17,504	11,304	55,478	48,751
Service	4,285	3,342	14,641	15,047
Total cost of sales	21,789	14,646	70,119	63,798

Gross profit	5,923	5,102	19,187	20,821

Operating expenses:
Engineering and development	521	1,112	2,826	3,484
Selling, general & administrative	4,311	3,946	16,135	16,116
Total operating expenses	4,832	5,058	18,961	19,600

Bargain Purchase Gain	—	—	—	462
Operating income	1,091	44	226	1,683

Other income (expense), net	65	(50)	(210)	(228)

Income (loss) before income taxes	1,156	(6)	16	1,455
Provision (benefit) for income taxes	503	72	226	121

Net income (loss)	$653	$(78)	$(210)	$1,334

Income (loss) per share - basic	$0.19	$(0.02)	$(0.06)	$0.37
Weighted average shares outstanding - basic	3,568	3,463	3,548	3,448

Income (loss) per share - diluted	$0.19	$(0.02)	$(0.06)	$0.37
Weighted average shares outstanding - diluted	3,661	3,463	3,548	3,499